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                      September 10, 2021

       Larry Taddei
       Chief Financial Officer
       MAG Silver Corp.
       800 West Pender Street, Suite 770
       Vancouver, British Columbia V6C 2V6

                                                        Re: MAG Silver Corp
                                                            Form 40-F for the
Fiscal Year ended December 31, 2020
                                                            Filed March 31,
2021
                                                            File No. 001-33574

       Dear Mr. Taddei:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation